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Furiex Pharmaceuticals, Inc.

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SUPPLEMENT TO PROXY STATEMENT

On June 4, 2014, Furiex Pharmaceuticals, Inc., a Delaware corporation (“Furiex”), filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) with respect to the special meeting of Furiex stockholders scheduled to be held on July 1, 2014 (the “Special Meeting”) to, among other things, vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 27, 2014, as it may be amended from time to time (the “Merger Agreement”), among Furiex, Forest Laboratories, Inc., a Delaware corporation (“Forest”), and Royal Empress, Inc., a Delaware corporation and a wholly owned subsidiary of Forest (“Merger Subsidiary”). The Merger Agreement provides for the merger of Merger Subsidiary with and into Furiex (the “Merger”), with Furiex surviving the Merger as a wholly owned subsidiary of Forest.

Furiex has made certain of the following supplemental disclosures to the Definitive Proxy Statement in connection with the proposed settlement of the following two pending lawsuits concerning the Merger: Walter Nakatsukasa, Individually and On Behalf of All Others Similarly Situated v. Furiex Pharmaceuticals, Inc. et al., Civil File No. 14-CVS-006156, pending in Wake County, North Carolina, Superior Court (the “Nakatsukasa Action”), and Christopher Shinneman, On Behalf of himself and All Others Similarly Situated v. Furiex Pharmaceuticals, Inc. et al., Civil File No. 14-CVS-006955 (the “Shinneman Action”), which is also pending in Wake County, North Carolina, Superior Court. The parties have entered into a memorandum of understanding reciting their agreement in principle to settle the Nakatsukasa Action and Shinneman Action pursuant to a stipulation of settlement that would also result in the release of all claims asserted in the two stockholder actions filed in the Court of Chancery of the State of Delaware concerning the Merger: Steven Kollman, Individually and On Behalf of All Others Similarly Situated v. Furiex Pharmaceuticals, Inc. et al., Case No. 9599 and Donald Powell, On Behalf of himself and All Others Similarly Situated vs. Furiex Pharmaceuticals, Inc. et al., Case No. 9603. Pursuant to the proposed settlement, Furiex has agreed to provide certain of the additional information set forth below. This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety.

SETTLEMENT OF LITIGATION

As previously disclosed beginning on pages 11 and 68 of the Definitive Proxy Statement, four lawsuits related to the Merger and raising claims on behalf of a purported class of Furiex stockholders were filed against Furiex, the members of Furiex’s board of directors, Forest and Merger Subsidiary. Two of these four lawsuits were filed in the Wake County Superior Court of the State of North Carolina (the “North Carolina Court”). The remaining two actions were filed in the Court of Chancery of the State of Delaware. Counsel for the plaintiffs in the Delaware actions thereafter agreed to stay further proceedings in Delaware in favor of the Nakatsukasa Action and the Shinneman Action.

On June 23, 2014, together with other defendants, Furiex entered into a Memorandum of Understanding (the “MOU”) with the plaintiffs in the Nakatsukasa Action and Shinneman Action that sets forth an agreement in principle to settle and release all claims asserted in the North Carolina and Delaware actions arising out of the Merger. As explained in the MOU, Furiex has agreed to the settlement solely to avoid the risks and uncertainties inherent in litigation and without admitting any liability or wrongdoing. The MOU contemplates that the parties will seek to enter into a stipulation of settlement providing for the appropriate certification of a class, for settlement purposes only, that includes any and all persons or entities who held shares of Furiex common stock, either of record or beneficially, at any time between April 28, 2014, the date Furiex’s board of directors announced the Merger Agreement, and the date of consummation of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and the release of all asserted claims as well as other specified claims arising out of or relating to the Merger. The release of claims will not be effective until a formal stipulation of settlement is executed by the parties and approved by the North Carolina Court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the North Carolina Court will approve such settlement even if the parties were to enter into such stipulation. The settlement will not affect the merger consideration to be received by Furiex stockholders or the timing of the Special Meeting.

Additionally, as part of the settlement, Furiex has agreed to make certain additional disclosures related to the Merger, which are included in the additional disclosures set forth below. The additional disclosures set forth below supplement the disclosures contained in the Definitive Proxy Statement and should be read in conjunction with the disclosures contained in the Definitive Proxy Statement, which in turn should be read in its entirety. Nothing in this filing or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein. All capitalized terms used but not defined in this Definitive Proxy Statement supplement dated June 23, 2014 (this “Proxy Statement Supplement”) shall have the meanings set forth in the Definitive Proxy Statement. To the extent information in this Proxy Statement Supplement differs from, updates or conflicts with information contained in the Definitive Proxy Statement, the information in the Proxy Statement Supplement is the more current information. Furiex urges you to carefully read the Proxy Statement Supplement and the Definitive Proxy Statement in their entirety.

The MOU further provides that attorneys for the class members intend to seek an award of attorneys’ fees, and the defendants reserve the right to oppose any such award in the event that they are unable to reach agreement with the plaintiffs on the amount of such an award.

SUPPLEMENTAL DISCLOSURES

THE MERGER

Background of the Merger

The following disclosure is to be added at the end of the first full paragraph on page 32 of the Definitive Proxy Statement:

Also in December 2013 and January 2014, following the Company’s engagement of BofA Merrill Lynch, representatives of BofA Merrill Lynch met with representatives of Actavis and Forest on separate occasions to discuss matters unrelated to the transaction.

The following disclosure is to be added at the end of the third full paragraph on page 33 of the Definitive Proxy Statement:

Forest executed a non-disclosure agreement on October 14, 2013. The non-disclosure agreement contained standstill obligations restricting Forest’s ability to make any offers to acquire the Company without Furiex’s invitation. However, such non-disclosure agreement further provided that the standstill provision would automatically terminate upon the earlier to occur of the Company’s representatives publicly announcing the Company’s or its board’s approval or recommendation of certain proposed transactions, including a sale of all or substantially all assets, a merger or similar transaction or a sale of 50% or more of the outstanding shares of voting stock of the Company, and the date on which a third party commences a tender or exchange offer.

The following disclosure is to replace and supplement the sixth full paragraph on page 34 of the Definitive Proxy Statement:

Of these 49 parties, 22 strategic and seven royalty buyers expressed initial interest in conducting diligence on a potential transaction. Of these, nine strategic parties and six royalty buyers ultimately signed confidentiality agreements with Furiex and accessed the Company’s virtual data room to conduct due diligence. Except as described below, none of these parties made an offer for a transaction with the Company. The royalty buyers were not central to the process described herein and were viewed from the beginning of the process as most likely to be involved in any potential transaction in conjunction with a merger transaction with a strategic buyer. Although management and BofA Merrill Lynch were in communication with all six concerning a potential transaction with the Company, Royalty Pharma was viewed by management and BofA Merrill Lynch as the most likely royalty buyer to be involved in such a transaction due to the potential size of a royalty transaction. Forest also considered Royalty Pharma the most likely royalty buyer, and therefore had requested that Furiex consent to Forest and Royalty Pharma discussing a transaction involving both of them, which Furiex provided in late January 2014.

The following disclosure is to be added as a new paragraph after the second full paragraph on page 37 of the Definitive Proxy Statement:

Subsequently, representatives of BofA Merrill Lynch had discussions with Bidder B with respect to Bidder B’s expectations regarding the form of FDA approval of eluxadoline that would trigger payment of the CVR.

The following disclosure is to be added as new paragraphs after the third full paragraph on page 39 of the Definitive Proxy Statement:

On June 12, 2014, the Furiex board met telephonically, along with representatives of Company management, K&E and Wyrick Robbins, for an update on the status of the transaction with Forest. K&E informed the board that antitrust clearance for the merger in the United States had been received, and that clearance in the Ukraine, the only foreign jurisdiction with an antitrust clearance requirement applicable to the transaction, was expected to be obtained by the end of June. Members of the board also discussed with counsel that a majority of the potential bidders had signed non-disclosure agreements pursuant to which they agreed to standstill obligations that prohibited them from making offers to acquire the Company without Furiex’s invitation, five of which also included provisions stating that such potential bidders were not permitted to ask for a waiver of such standstill following public announcement of a proposed acquisition of the Company. None of the five potential bidders restricted by such provisions submitted a written indication of interest to acquire the Company during the period before the signing of the merger agreement when offers were being actively solicited by the Company and its representatives. Absent the Company’s waiver of such provisions of the non-disclosure agreements, parties subject to such provisions could not approach the Company to request a waiver of the standstill to present an offer to acquire the Company, or to engage in other transactions that might constitute a superior proposal under the terms of the merger agreement. However, the merger agreement permits the board of directors to waive such provisions if the board determines that the failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations. Following extensive discussions, the board determined to waive such provisions and it instructed K&E to seek confirmation from Forest that providing a waiver of such provisions of the non-disclosure agreements would not, in Forest’s view, constitute a violation of the merger agreement and upon receipt of such confirmation, to send such waivers to the relevant parties.

Later on June 12, 2014, representatives of K&E communicated to representatives of Covington the board’s request to receive confirmation that providing waivers of the standstill provisions under certain non-disclosure agreements would not constitute a violation of the merger agreement. On June 13, 2014, Forest confirmed to the Company that the delivery of such waivers would not constitute a violation of the merger agreement. Having received such confirmation from Forest, the Company sent via both email and mail waivers of certain standstill provisions under the non-disclosure agreements to each of the relevant potential bidders. Each waiver provided that the standstill provisions in the non-disclosure agreements were waived to the extent necessary to permit the relevant potential bidder to make a confidential proposal to the Company.

Opinions of the Company’s Financial Advisors

BofA Merrill Lynch

The following disclosure is to replace and supplement the section entitled Selected Publicly Traded Companies Analyses on pages 45-46 of the Definitive Proxy Statement:

Selected Publicly Traded Companies Analyses. BofA Merrill Lynch reviewed, based on publicly available financial and stock market information, the implied enterprise values of selected publicly traded biopharmaceutical companies with a lead product candidate in development for which the company has received Phase III data and has yet to receive FDA approval. For this purpose, BofA Merrill Lynch calculated the implied enterprise values for the selected companies by multiplying the closing share price of each company as of April 25, 2014 by the number of fully-diluted outstanding shares of the company as disclosed in its most recent public filings and adding to the result the amount of the company’s net debt (defined as debt, preferred stock and minority interest less cash), as disclosed in its most recent public filings. The selected companies and the implied enterprise values calculated by BofA Merrill Lynch for each company are as follows:

Company Name	Enterprise Value ($ in millions)
MannKind Corporation	$2,772
Keryx Biopharmaceuticals, Inc.	$1,127
Tesaro, Inc.	$702
Relypsa, Inc.	$647
Kythera Biopharmaceuticals, Inc.	$703
Orexigen Therapeutics, Inc.	$677
Anacor Pharmaceuticals, Inc.	$564
PTC Therapeutics, Inc.	$271
AcelRx Pharmaceuticals, Inc.	$399
Repros Therapeutics, Inc.	$361
Durata Therapeutics, Inc.	$347

Using the foregoing enterprise value figures, BofA Merrill Lynch observed mean and median enterprise values of $779 million and $677 million, respectively, for the selected companies. Based on its review of the enterprise values for the selected companies, BofA Merrill Lynch applied an implied enterprise value reference range for Furiex of approximately $550 million to $900 million. Taking this reference range of implied enterprise values and subtracting Furiex’s net debt as of December 31, 2013, as disclosed in Furiex’s most recent public filings by Furiex management, and dividing the result by Furiex’s fully diluted outstanding shares (based on information disclosed in Furiex’s most recent public filings), BofA Merrill Lynch calculated an approximate implied per share equity value reference range (rounded to the nearest $0.05) for Furiex and compared the range to the implied value of the merger consideration, as calculated by BofA Merrill Lynch, and the closing share price for Furiex as of April 25, 2014, as follows:

Implied Per Share Equity Value Reference Range for Furiex	Implied Value of Merger Consideration	Furiex April 25, 2014 Closing Price
$44.60 – $73.55	$106.15	$80.15

BofA Merrill Lynch also calculated for each of the selected companies its implied enterprise value as a multiple (the “EV/Peak Sales Multiple”) of the median estimate of the peak year sales of the company’s lead product candidate in development as reflected in publicly available research analysts’ reports for the company. The implied EV/Peak Sales Multiples calculated for the selected companies are as follows:

Company Name	EV/Peak Sales Multiple
MannKind Corporation	1.17x
Keryx Biopharmaceuticals, Inc.	0.65x
Tesaro, Inc.	0.37x
Relypsa, Inc.	0.65x
Kythera Biopharmaceuticals, Inc.	0.90x
Orexigen Therapeutics, Inc.	0.45x
Anacor Pharmaceuticals, Inc.	0.40x
PTC Therapeutics, Inc.	0.22x
AcelRx Pharmaceuticals, Inc.	0.98x
Repros Therapeutics, Inc.	0.54x
Durata Therapeutics, Inc.	0.76x

Using the foregoing implied EV/Peak Sales Multiples, BofA Merrill Lynch observed mean and median implied EV/Peak Sales Multiples of 0.64x and 0.65x, respectively, for the selected companies. Based on its review of the implied EV/Peak Sales Multiples for the selected companies, BofA Merrill Lynch derived an approximate implied EV/Peak Sales Multiple reference range for Furiex of 0.50x to 1.00x. BofA Merrill Lynch multiplied this reference range of implied EV/Peak Sales Multiples by (i) Furiex management’s Base Case estimate of the peak year sales for eluxadoline reflecting adjustments by Furiex management based on its assessment of both the probability of receiving FDA approval and the probability of achieving commercial success (the “Approval and Success Adjusted Estimate”) and (ii) Furiex management’s Base Case estimate of the peak year sales for eluxadoline but modified by Furiex management to reflect an adjustment based on its assessment of the probability of achieving commercial success (but no adjustment to reflect its assessment of the probability of receiving FDA approval) (the “Success Adjusted Estimate”) to derive a range of implied enterprise values for Furiex under each of the Approval and Success Adjusted Estimate and the Success Adjusted Estimate. BofA Merrill Lynch subtracted from these ranges of implied enterprise values Furiex’s net debt as of December 31, 2013 as disclosed in Furiex’s most recent public filings by Furiex management and divided the results by Furiex’s fully diluted outstanding shares (based on information disclosed in Furiex’s most recent public filings) to derive an approximate implied per share equity value reference range (rounded to the nearest $0.05) for Furiex using each of the Approval and Success Adjusted Estimate and the Success Adjusted Estimate and compared such ranges to the implied value of the merger consideration, as calculated by BofA Merrill Lynch, and the closing share price for Furiex as of April 25, 2014, as follows:

Peak Sales Estimates	Implied Per Share Equity Value Reference Ranges for Furiex	Implied Value of Merger Consideration	Furiex April 25, 2014 Closing Price
Success Adjusted Estimate	$53.30 – $107.50	$106.15	$80.15
Approval and Success Adjusted Estimate	$45.15 – $91.25	$106.15	$80.15

No company used in this analysis is identical or directly comparable to Furiex. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Furiex was compared.

The following disclosure is to replace and supplement the section entitled Selected Transactions Analysis on pages 46-47 of the Definitive Proxy Statement:

Selected Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to twelve selected transactions announced since 2009 involving target companies in the biopharmaceutical industry with a lead product that was at the time of the announcement of the applicable transaction in Phase III clinical trials up through being commercialized for a year or less. BofA Merrill Lynch reviewed transactions announced since 2009 because it believed that this time frame provided a meaningful sample of transactions that for purposes of analysis could be considered similar to the proposed transaction.

For each selected transaction, BofA Merrill Lynch calculated the implied transaction value based on the consideration to be paid for the target company in the applicable transaction, both excluding and including any contingent consideration payable as a result of the post-closing achievement of milestones, all as disclosed in public filings. For each transaction, the announcement date, the acquiror, target and the implied transaction value, both excluding and including any contingent consideration payable:

Announcement Date	Acquiror	Target	Transaction Value Excluding Contingent Consideration ($ in millions)	Transaction Value Including Contingent Consideration ($ in millions)
01-21-2014	Teva Pharmaceutical Industries Ltd.	NuPathe, Inc.	$122	$229
07-30-2013	Cubist Pharmaceuticals, Inc.	Trius Therapeutics, Inc.	$637	$748
06-10-2013	AstraZeneca Biopharmaceuticals plc	Pearl Therapeutics Inc.	$565	$1,155
05-28-2013	AstraZeneca Biopharmaceuticals plc	Omthera Pharmaceuticals Inc.	$260	$380
01-22-2013	Allergan, Inc.	MAP Pharmaceuticals, Inc.	$872	$872
04-23-2012	AstraZeneca Biopharmaceuticals plc	Ardea Biosciences, Inc.	$1,055	$1,055
03-28-2011	Cephalon, Inc.	ChemGenex Pharmaceuticals Limited	$216	$216
02-28-2011	Daiichi-Sankyo Company, Limited	Plexxikon Inc.	$805	$935
02-22-2011	Forest Laboratories, Inc.	Clinical Data, Inc.	$1,200	$1,475
08-03-2010	Shire plc	Movetis NV	$428	$428
12-07-2009	Celgene Corporation	Gloucester Pharmaceuticals Inc.	$339	$639
05-21-2009	Johnson & Johnson	Cougar Biotechnology, Inc.	$970	$970

Using the foregoing transaction value figures, BofA Merrill Lynch observed mean and median implied transaction values of $623 million and $601 million, respectively (excluding any contingent consideration payable as a result of the post-closing achievement of milestones) and $759 million and $810 million, respectively (assuming the full payment of contingent consideration payable upon the achievement of post-closing milestones) for the selected transactions. Based on its review of implied transaction values, BofA Merrill Lynch applied an approximate implied transaction value reference range for Furiex of approximately $600 million to $1,000 million. Taking this reference range of implied transaction values and subtracting Furiex’s net debt as of December 31, 2013 as disclosed in Furiex’s most recent public filings by Furiex management and dividing the result by Furiex’s fully diluted outstanding shares (based on information disclosed in Furiex’s most recent public filings), BofA Merrill

Lynch calculated the following approximate implied per share equity value reference range (rounded to the nearest $0.05) for Furiex and compared it to the implied value of the merger consideration, as calculated by BofA Merrill Lynch, and the closing share price for Furiex as of April 25, 2014, as follows:

Implied Per Share Equity Value Reference Range for Furiex	Implied Value of Merger Consideration	Furiex April 25, 2014 Closing Price
$48.75 – $81.85	$106.15	$80.15

BofA Merrill Lynch also calculated for each of the selected transactions its implied transaction value (assuming the full payment of contingent consideration payable upon the achievement of post-closing milestones) as a multiple (the “TV/Peak Sales Multiple”) of the median estimate of the peak year sales of the target company’s lead product as reflected in publicly available research analysts’ estimates for the target company at the time of announcement of the relevant transaction (the “Median Analyst Peak Sales Estimates”). The Median Analyst Peak Sales Estimates used by BofA Merrill Lynch for its calculation and the implied TV/Peak Sales Multiples calculated for the selected transactions are as follows:

Transaction	Median Peak Sales ($ in Millions)	TV/Peak Sales Multiple
Teva/Nupathe	$400	0.57x
Cubist/Trius	$730	1.03x
AstraZeneca/Pearl	$1,400	0.83x
AstraZeneca/Omthera	$381	1.00x
Allergan/MAP	$500	1.74x
AstraZeneca/Ardea	$1,400	0.75x
Cephalon/ChemGenex	$143	1.52x
Daiichi-Sankyo/Plexxikon	$1,000	0.94x
Forest/Clinical Data	$2,000	0.74x
Shire/Movetis	$625	0.69x
Celgene/Gloucester	$350	1.83x
Johnson&Johnson/Cougar	$850	1.14x

Using the foregoing implied TV/Peak Sales Multiples, BofA Merrill Lynch observed mean and median implied TV/Peak Sales Multiples of 1.06x and 0.97x, respectively, for the selected transactions. Based on its review of the TV/Peak Sales Multiples for the selected transactions, BofA Merrill Lynch derived an implied TV/Peak Sales Multiple reference range for Furiex of 0.75x to 1.25x. BofA Merrill Lynch separately multiplied this reference range of implied TV/Peak Sales Multiples by Furiex management’s estimates of the peak year sales for eluxadoline as reflected in each of the Approval and Success Adjusted Estimate and the Success Adjusted Estimate to derive a range of implied transaction values for Furiex under each of the Approval and Success Adjusted Estimate and the Success Adjusted Estimate. BofA Merrill Lynch subtracted from these ranges of implied enterprise values Furiex’s net debt as of December 31, 2013 as disclosed in Furiex’s most recent public filings by Furiex management and divided the results by Furiex’s fully diluted outstanding shares (based on information disclosed in Furiex’s most recent public filings) to derive an implied per share equity value reference range (rounded to the nearest $0.05) for Furiex using each of the Approval and Success Adjusted Estimate and the Success Adjusted Estimate and compared these ranges to the implied value of the merger consideration, as calculated by BofA Merrill Lynch, and the closing share price for Furiex as of April 25, 2014, as follows:

Peak Sales Estimates	Implied Per Share Equity Value Reference Ranges for Furiex	Implied Value of Merger Consideration	Furiex April 25, 2014 Closing Price
Success Adjusted Estimate	$80.40 – $134.65	$106.15	$80.15
Approval and Success Adjusted Estimate	$68.20 – $114.30	$106.15	$80.15

No company, business or transaction used in this analysis is identical or directly comparable to Furiex or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Furiex and the merger were compared.

The following disclosure is to replace and supplement the first three paragraphs of the section entitled Sum-of-the-Parts Discounted Cash Flow Analysis on pages 47-48 of the Definitive Proxy Statement:

BofA Merrill Lynch performed a sum-of-the-parts financial analysis to derive a range of implied present values per share of Furiex common stock, as follows:

BofA Merrill Lynch performed a sum-of-the-parts discounted cash flow analysis to calculate a range of estimated implied present values per share of Furiex common stock as of December 31, 2013 for the alogliptin, eluxadoline and Priligy product franchises of Furiex utilizing estimates (in the case of the eluxadoline franchise reflecting Furiex management’s adjustments thereto reflecting its assessment of its probability of receiving FDA approval and the probability of achieving commercial success) of the standalone, unlevered, after-tax (without regard for the use of Furiex’s currently existing NOLs) free cash flows (defined as earnings before interest and taxes excluding G&A Expenses (as defined below) less taxes, adjusted for changes in working capital) Furiex could generate from each franchise based on the projections reflected under each of the Base Case and the Limited GI Sales Force Case. The estimated cash flows for each product franchise were discounted to present value using discount rates ranging from 13.0% to 16.0%. Based on guidance provided by Furiex management, BofA Merrill Lynch assumed that there would be no terminal value for any of the product franchises at the end of the relevant projection period. The ranges of estimated implied present values per share of Furiex common stock BofA Merrill Lynch calculated for the alogliptin, eluxadoline and Priligy product franchises of Furiex are as follows:

Product	Base Case Implied Present Value Per Share	Limited GI Sales Force Case Implied Present Value Per Share
Alogliptin	$14.50-16.65	$14.55-16.70
Eluxadoline	$67.75-83.85	$41.05-50.30
Priligy	$4.65-5.25	$4.65-5.30

Using the 13.0% to 16.0% range of discount rates, BofA Merrill Lynch also calculated a range of estimated implied negative present values as of December 31, 2013 of the projected corporate general and administrative expenses of Furiex (the “G&A Expenses”), reflected under each of the Base Case and the Limited GI Sales Force Case.

BofA Merrill Lynch also calculated (i) an illustrative net debt for Furiex by subtracting from Furiex’s total net debt as of December 31, 2013, as disclosed in Furiex’s public filings, $150 million in net aggregate proceeds from a share issuance as assumed by Furiex management, and (ii) using a 7.0% discount rate, an estimated implied present value as of December 31, 2013 of Furiex’s then currently existing NOLs of $149 million (as reflected in Furiex’s public filings) or $3.55 per share under the Base Case and $3.60 per share under the Limited GI Sales Force Case.

Credit Suisse

The following disclosure is to replace and supplement the section entitled Selected Companies Analysis on page 53 of the Definitive Proxy Statement:

Selected Companies Analysis

Credit Suisse considered certain financial data for Furiex and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to Furiex in one or more respects. The financial data reviewed included enterprise value (calculated as the market value of common equity on a fully diluted basis plus the book value of debt, preferred stock and minority interest less cash) as a multiple of peak sales as prepared and provided to Credit Suisse by the management of Furiex (“Enterprise Value/Peak Sales”).

The selected companies and corresponding data were:

Company Name	EV/Peak Sales Multiple
MannKind Corporation	1.25x
Keryx Biopharmaceuticals, Inc.	0.76x
TESARO, Inc.	0.54x	(1)
KYTHERA Biopharmaceuticals, Inc.	0.91x
Relypsa, Inc.	0.56x
Anacor Pharmaceuticals, Inc.	0.41x	(2)
Orexigen Therapeutics, Inc.	0.45x
AcelRx Pharmaceuticals, Inc.	0.47x
Durata Therapeutics, Inc.	0.87x
Mean:	0.69x
Median:	0.56x

(1)	Includes peak sales estimates for both Rolapitant and Niraparib.
(2)	Includes peak sales estimates for both Tavaborole and AN2728.

Taking into account the results of the selected companies analysis, Credit Suisse applied a multiple range of 0.5x to 1.0x to Furiex’s projected Peak Sales under the Company Forecasts. The selected companies analysis indicated an implied value reference range of $53.26 to $107.52 per share of Company common stock based on the Base Case and an implied value reference range of $29.87 to $60.68 per share for Company common stock based on the Limited GI Sales Force Case, as compared to the implied value of the merger consideration of $106.53 per share of Company common stock.

The following disclosure is to replace and supplement the section entitled Selected Transactions Analysis on pages 53-55 of the Definitive Proxy Statement:

Selected Transactions Analysis

Credit Suisse also considered the financial terms of certain business combinations and other transactions that Credit Suisse deemed relevant. The selected transactions were selected because the target companies were deemed similar to Furiex in one or more respects. The financial data reviewed included transaction value (calculated as the equity purchase price, plus any debt, less cash and cash equivalents of the target company) as a multiple of global peak sales as prepared and provided to Credit Suisse by the management of Furiex (“Transaction Value/Global Peak Sales”).

The selected transactions and corresponding data were:

Phase III Complete/Filed

Date Announced	Acquiror	Target	Transaction Value/ Peak Sales
07/30/2013	Cubist Pharmaceuticals, Inc.	Trius Therapeutics, Inc.	1.11x
05/28/2013	AstraZeneca plc	Omthera Pharmaceuticals, Inc.	0.84x
01/22/2013	Allergan, Inc.	MAP Pharmaceuticals Inc.	0.73x
10/07/2010	Gedeon Richter LTDSP	PregLem SA	NA
09/01/2010	Pfizer Inc.	FoldRx Pharmaceuticals, Inc.	NA

Transaction Value/ Global Peak Sales
Mean	0.90x
Median	0.84x

Recently Approved

Date Announced	Acquiror	Target	Transaction Value/ Peak Sales
01/21/2014	Teva Pharmaceutical Industries Limited	NuPathe Inc.	0.89x
12/19/2013	Jazz Pharmaceuticals plc	Gentium S.p.A.	NA
02/22/2011	Forest Laboratories, Inc.	Clinical Data, Inc.	NA
08/03/2010	Shire PLC	Movetis NV	0.51x
12/07/2009	Celgene Corporation	Gloucester Pharmaceuticals, Inc.	NA

Transaction Value/ Global Peak Sales
Mean	0.70x
Median	0.70x

Phase III Ongoing

Date Announced	Acquiror	Target	Transaction Value/ Peak Sales
06/10/2013	AstraZeneca plc	Pearl Therapeutics	0.82x
03/25/2013	Shire PLC	SARcode Bioscience, Inc.	0.65x
01/08/2013	OPKO Health Inc.	Cytrochroma Inc.	0.61x
04/23/2012	AstraZeneca plc	Ardea Biosciences, Inc.	0.81x
02/28/2011	Daiichi Sankyo	Plexxikon, Inc.	1.04x
12/23/2009	Novartis AG	Corthera Inc.	NA
09/02/2009	LEO Pharma A/S	Peplin, Inc.	NA
05/21/2009	Johnson & Johnson	Cougar Biotechnology, Inc.	1.16x

Transaction Value/ Global Peak Sales
Mean	0.85x
Median	0.82x

Overall/Composite

Transaction Value/ Global Peak Sales
Mean	0.84x
Median	0.82x

NA - Global Peak Sales not available.

The following disclosure is to replace and supplement the second full paragraph on page 55 of the Definitive Proxy Statement:

Discounted Cash flow Analysis

Credit Suisse performed a discounted cash flow analysis of Furiex by calculating the estimated net present value of the projected after-tax unlevered free cash flows of Furiex based on the Company Forecasts and the Estimated NOL Tax Savings and, at the instruction of Furiex management, taking into account a $150 million equity financing in 2014 contemplated by Furiex for purposes of calculating the implied value reference range per share of Company common stock. The estimated net present value of the projected after-tax unlevered free cash flows of Furiex and the implied value of the Estimated NOL Tax Savings were calculated using discount rates ranging from 10.0% to 15.0% taking into account calculations of Furiex’s weighted average cost of capital. The discounted cash flow analysis indicated an implied value reference range for the estimated NOL Tax Savings of approximately $34 million to $39 million in the aggregate. The discounted cash flow analysis also indicated implied value reference ranges per share of Company common stock of $97.29 to $132.71 for the Base Case and $72.65 to $95.48 for the Limited GI Sales Force Case, compared to the implied value of the merger consideration of $106.53 per share of Company common stock.

Certain Unaudited Prospective Financial and Other Information Concerning the Company

The following disclosure is to replace and supplement the two tables and the three full paragraphs immediately thereafter on page 57 of the Definitive Proxy Statement:

The following is a summary of the Company Forecasts prepared by the Company management:

•	Base Case:

	Fiscal Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E

Total Alogliptin Revenue	$47	$46	$56	$49	$56	$82	$66	$71	$59	$59	$60	$63	$68	$73

Eluxadoline

US Sales(1)	—	$53	$395	$547	$682	$760	$836	$869	$881	$851	$812	$781	$755	$719
ROW Royalties(2)	—	—	0	4	13	17	20	22	23	24	24	23	22	21

J&J Royalties	—	(4)	(28)	(66)	(57)	(65)	(123)	(77)	(79)	(77)	(74)	(71)	(68)	(65)

Eluxadoline Revenue	—	49	367	484	638	712	734	814	825	798	762	733	708	675
Priligy Revenue(3)	8	13	23	23	26	28	29	31	31	31	—	—	—	—

Total Revenue(4)	55	109	446	556	720	821	828	916	914	887	821	796	776	747

R&D	(26)	(15)	(4)	(5)	(7)	(8)	(8)	(9)	(9)	(9)	(8)	—	—	—

G&A(5)	(14)	(11)	(20)	(27)	(34)	(38)	(42)	(43)	(44)	(43)	(41)	(39)	(38)	(36)
Milestone Payments(6)	(10)	(17)	(9)	(4)	—	—	—	—	—	—	—	—	—	—
Sales and Marketing	(15)	(129)	(136)	(140)	(128)	(119)	(106)	(109)	(112)	(112)	(112)	(113)	(114)	(114)

Operating Income	(12)	(68)	243	330	489	588	597	676	670	647	587	574	556	532

Interest Expense, Net	($5)	($3)	($2)	($2)	($1)	—	—	—	—	—	—	—	—	—

Taxes@40%	—	—	(96)	(131)	(195)	(235)	(239)	(270)	(268)	(259)	(235)	(229)	(223)	(213)

Net Income	$(17)	$(71)	$144	$197	$293	$353	$358	$406	$402	$388	$352	$344	$334	$319

(1)	Reflects both 85% probability of FDA approval and 100% probability of commercial success on sales of less than $500 million, 75% probability of commercial success on sales of $500 million to $750 million, 60% probability of commercial success on sales of $750 million to $1 billion and 50% probability of commercial success on sales greater than $1 billion.
(2)	Reflects both 85% probability of FDA approval and 100% probability of commercial success on sales of less than $100 million, 75% probability of commercial success on sales of $100 million to $300 million and 50% probability of commercial success on sales greater than $300 million.
(3)	The Company revised its Priligy projections downward on the basis of actual results received on or after September 21, 2013.
(4)	JNJ-Q2 revenue not included in the projections.
(5)	Includes stock-based compensation as a non-cash expense.
(6)	Reflects 85% probability of FDA approval.

Note: Dollars in millions

•	Limited GI Sales Force Case:

	Fiscal Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Total Alogliptin Revenue	$47	$46	$56	$49	$56	$82	$66	$71	$59	$59	$60	$63	$68	$73

Eluxadoline

US Sales(1)	—	$21	$180	$430	$486	$478	$494	$473	$453	$435	$414	$392	$370	$350
ROW Royalties(2)	—	—	0	2	7	12	14	14	13	12	11	11	10	10

J&J Royalties	—	(1)	(13)	(32)	(64)	(42)	(44)	(43)	(41)	(39)	(37)	(35)	(33)	(31)

Eluxadoline Revenue	—	20	167	401	430	449	463	444	426	408	389	367	347	328
Priligy Revenue(3)	8	13	23	23	26	28	29	31	31	31	—	—	—	—

Total Revenue(4)	55	79	246	473	511	558	558	546	515	497	448	430	415	401

R&D	(26)	(15)	(2)	(4)	(5)	(5)	(5)	(5)	(5)	(4)	(4)	—	—	—

G&A(5)	—	(1)	(9)	(22)	(24)	(24)	(25)	(24)	(23)	(22)	(21)	(20)	(19)	(17)
Milestone Payments(6)	(10)	(17)	(9)	(4)	—	—	—	—	—	—	—	—	—	—
Sales and Marketing	(28)	(36)	(55)	(56)	(57)	(58)	(59)	(60)	(61)	(62)	(63)	(65)	(66)	(67)

Operating Income	(9)	8	157	352	386	433	430	420	390	374	327	315	301	289

Interest Expense, Net	($5)	($3)	($2)	($2)	($1)	—	—	—	—	—	—	—	—	—

Taxes@40%	—	(2)	(62)	(140)	(154)	(173)	(172)	(168)	(156)	(150)	(131)	(126)	(120)	(115)

Net Income	$(14)	$3	$93	$210	$231	$260	$258	$252	$234	$224	$196	$189	$181	$173

(1)	Reflects both 85% probability of FDA approval and 100% probability of commercial success on sales of less than $500 million, 75% probability of commercial success on sales of $500 million to $750 million, 60% probability of commercial success on sales of $750 million to $1 billion and 50% probability of commercial success on sales greater than $1 billion.
(2)	Reflects both 85% probability of FDA approval and 100% probability of commercial success on sales of less than $100 million, 75% probability of commercial success on sales of $100 million to $300 million and 50% probability of commercial success on sales greater than $300 million.
(3)	The Company revised its Priligy projections downward on the basis of actual results received on or after September 21, 2013.
(4)	JNJ-Q2 revenue not included in the projections.
(5)	Includes stock-based compensation as a non-cash expense.
(6)	Reflects 85% probability of FDA approval.

Note: Dollars in millions

As stated above, this prospective information constitutes forward-looking information and is subject to risks and uncertainties that could cause the actual results to differ materially from the projected results.

For purposes of evaluating the CVR agreement, Company management communicated to the board of directors, BAML and Credit Suisse that it was management’s view that there was (A) a 50% probability of eluxadoline being designated as a controlled substance under Schedule 4 of the CSA; (B) a 30% probability of eluxadoline being designated as a controlled substance under Schedule 5 of the CSA; and (C) a 20% probability of eluxadolone not being designated as a controlled substance under any schedule of the CSA. The inclusion of this prospective information should not be regarded as an indication that the milestones for payments under the CVR agreement will be achieved or that the Company or any of its affiliates, advisors, officers, employees, directors or representatives, BofA Merrill Lynch or Credit Suisse believes that this information is a reliable prediction of future events, and this information should not be relied upon as such. A description of the milestones for payment under the CVR agreement can be found in the section entitled “The CVRs” beginning on page 92.

Readers of this proxy statement are cautioned not to place undue reliance on the Company Forecasts. The inclusion of the Company Forecasts in this proxy statement should not be regarded as an indication that any of the Company or its affiliates, advisors, officers, employees, directors or representatives considered the Company Forecasts to be predictive of actual future events, and the Company Forecasts should not be relied upon as such. Some or all of the assumptions that have been made regarding, among other things, the likelihood or timing of certain occurrences or impacts, may have changed since the date the financial forecasts were prepared. The Company views the Company Forecasts as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. None of the Company or its affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from the Company Forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the Company Forecasts to reflect circumstances existing after the date the Company Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Company Forecasts are shown to be in error. The Company does not intend to make publicly available any update or other revision to the Company Forecasts.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This Proxy Statement Supplement as well as information included in oral statements or other written statements made or to be made by Furiex, contain statements that, in Furiex’s opinion, may constitute forward-looking statements. Statements containing words such as “expect,” “anticipate,” “believe,” “estimate,” “likely” or similar words that are used herein or in other written or oral information conveyed by or on behalf of Furiex, are intended to identify forward-looking statements. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on Furiex. Such forward-looking statements are not guarantees of future events. Consequently, all of the forward-looking statements in this document are qualified by the information contained or referred to herein, including, but not limited to, the information contained under the headings “Risk Factors” and “Business,” and information in Furiex’s consolidated financial statements and notes thereto, included in Furiex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (see the section entitled “Where You Can Find More Information”).

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by Furiex or persons acting on Furiex’s behalf. Except as required by law, Furiex undertakes no obligation to update any of these forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

Furiex is subject to the informational requirements of the Exchange Act. Accordingly, Furiex files reports, proxy statements and other information with the SEC. You may read and copy any document Furiex files at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Furiex’s SEC filings are also available to the public at the SEC website at http://www.sec.gov.

Statements contained in this Proxy Statement Supplement, or in any document incorporated by reference in this Proxy Statement Supplement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Furiex to “incorporate by reference” into this Proxy Statement Supplement documents Furiex files with the SEC. This means that Furiex can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement Supplement, and later information that Furiex files with the SEC will update and supersede that information. Furiex incorporates by reference the documents listed below and any documents filed by Furiex pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement Supplement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	Current Reports on Form 8-K filed on February 4, 2014, April 29, 2014, May 7, 2014 (to the extent of Item 8.01 thereof only), and May 28, 2014;

•	Definitive proxy solicitation materials filed with the SEC on April 11, 2014, for our 2014 annual meeting of stockholders held on May 22, 2014; and

•	Definitive proxy solicitation materials filed with the SEC on June 4, 2014, for the special meeting of stockholders to be held on July 1, 2014.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this Proxy Statement Supplement.

Any person, including any beneficial owner, to whom the Definitive Proxy Statement was delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning Furiex, without charge, by written or telephonic request directed to Furiex Pharmaceuticals, Inc., Attn: Corporate Secretary, 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560, Telephone (919) 456-7800; or Okapi Partners, Furiex’s proxy solicitor, by calling toll-free at (877) 259-6290 (for stockholders) or (212) 297-0720 (for brokerage firms and banks), or by e-mail to info@okapipartners.com; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT SUPPLEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT SUPPLEMENT TO VOTE YOUR SHARES OF FURIEX COMMON STOCK AT THE SPECIAL MEETING. FURIEX HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT SUPPLEMENT. THIS PROXY STATEMENT SUPPLEMENT IS DATED JUNE 23, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.